EXHIBIT 99.1

STRATA Skin Sciences Reports First Quarter 2022 Financial Results

Horsham, Pa, May 11, 2022 —STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced financial results for the first quarter ended March 31, 2022.

Recent Highlights
•	Revenue in the first quarter 2022 of $7.0, a 21% increase over the first quarter of 2021
•	Cash, cash equivalents and restricted cash at March 31, 2022 were $10.9 million
•	Domestic installed base increased to 903 XTRAC devices at March 31, 2022
•	Became corporate sponsor of the Global Vitiligo Foundation
•	Acquired the rights to Theraclear Acne Treatment System from Theravant Corporation

“Our commitment to outstanding commercial execution enabled us to continue the momentum we gained in the second half of 2021 into the first quarter of this year. Despite anticipated seasonality as insurance plans reset and the impact on sales from the Omicron spike in early January, we were able to achieve strong double-digit year over year growth,” said Bob Moccia, Chief Executive Officer of STRATA Skin Sciences.

“We remain on track for a Q3 commercial launch of our recently acquired, FDA approved acne treatment device from Theravant corporation and continue to expect added growth in our XTRAC installed base from Pharos system conversions. Internationally, we are actively working with new partners to expand our access and enter additional markets. With our strong team and multiple catalysts on the horizon, I believe 2022 is set to be a breakout year for STRATA,” concluded Moccia.

First Quarter 2022 Financial Results
Revenues for the first quarter of 2022 were $7.0 million, as compared to revenues of $5.8 million for the first quarter of 2021. Global recurring revenues for the first quarter of 2022 were $5.1 million, as compared to global recurring revenues of $4.7 million for the first quarter of 2021. Equipment revenues were $1.9 million for the first quarter of 2022, as compared to $1.1 million for the first quarter of 2021.

Gross profit for the first quarter of 2022 was $4.1 million, or 59% of revenues, as compared to $3.7 million, or 64% of revenues, for the first quarter of 2021. Gross profit on recurring revenues for the first quarter of 2022 was $3.0 million, or 60% of revenues, as compared to $3.2 million, or 68% of revenues, for the first quarter of 2021.

Selling and marketing costs for the first quarter of 2022 were $3.6 million, as compared to $2.9 million for the first quarter of 2021. General and administrative costs for the first quarter of 2022 were $2.7 million, as compared to $2.8 million for the first quarter of 2021.

Other expense for the first quarter of 2022 was $0.2 million as compared to $0.02 million for the first quarter of 2021.

Net loss for first quarter 2022 was $2.5 million, or a loss of $0.07 per basic and diluted common share, as compared to the net loss for the first quarter of 2021 of $2.4 million, or a net loss of $0.07 per basic and diluted common share.

Financial Outlook
STRATA continues to expect full year 2022 revenue to range from $33.0 million to $35.0 million, representing 10% to 17% year over year growth.

Webcast and Conference Call Information
STRATA management will host a conference call today, beginning at 4:30 p.m. Eastern. The conference call will be concurrently webcast. The link to the webcast is available on the Company website www.strataskinsciences.com under the investor relations section and will be archived for future reference. To listen to the conference call, please dial 1-877-451-6152 (US/Canada), 1-201-389-0879 (International), and use the conference ID number 13728645.

Reconciliation of Non-GAAP Measures
To supplement the Company’s condensed consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company provides certain non-GAAP measures of financial performance, including non-GAAP adjusted EBITDA and Gross Domestic Recurring Billings.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but is not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation of the GAAP measures of net loss to non-GAAP measures included in this press release is as follows (in thousands) (unaudited):

	For the Three Months Ended March 31,
	2022	2021
Net loss	$(2,502)	$(2,418)

Adjustments:
Depreciation and amortization	1,321	833
Amortization of right-of-use asset	89	86
Loss on disposal of property and equipment	17	-
Income taxes		4
Interest expense, net	199	22
Non-GAAP EBITDA	(876)	(1,473)

Stock-based compensation expense	368	662
Non-GAAP adjusted EBITDA	$(508)	$(811)

Gross Domestic Recurring Billings
Gross domestic recurring billings represent the amount invoiced to partner clinics when treatment codes are sold to the physician. It does not include normal GAAP adjustments which are deferred revenue from prior quarters recorded as revenue in the current quarter, the deferral of revenue from the current quarter recorded as revenue in future quarters, adjustments for co-pay and other discounts. This excludes international recurring revenues.

The following is a reconciliation of non-GAAP gross domestic billings to domestic recorded revenue for the first quarter 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
Gross domestic recurring billings	$4,999	$4,619
Co-Pay adjustments	(170)	(157)
Other discounts	(37)	(32)
Deferred revenue from prior quarters	1,867	1,765
Deferral of revenue to future quarters	(1,970)	(1,769)
GAAP Recorded domestic revenue	$4,689	$4,426

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the in-office treatment of dermatologic conditions. Its products include the XTRAC®, XTRAC Momentum™ 1.0 and Pharos® excimer lasers, VTRAC® lamp systems, and TheraClear® treatment systems utilized in the treatment of psoriasis, vitiligo, acne and various other skin conditions.

The Company’s proprietary XTRAC® and XTRAC Momentum™ 1.0 excimer lasers deliver a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 31 million patients in the United States alone. Additionally, STRATA’s recently acquired assets related to Theravant Corporation’s TheraClear system allows the Company the expand into the estimated $5.5 billion U.S. acne care market.

STRATA’s unique business model in the U.S. leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact
Jack Droogan
(203) 585-4140
ir@strataskin.com

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands except share and per share data)

	March 31, 2022	December 31, 2021
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$10,923	$12,586
Accounts receivable, net of allowance for doubtful accounts of $288 and $275 at March 31, 2022 and December 31, 2021, respectively	2,972	3,433
Inventories	4,758	3,489
Prepaid expenses and other current assets	393	462
Total current assets	19,046	19,970

Property and equipment, net	6,921	6,883
Operating lease right-of-use assets	549	638
Intangible assets, net	19,568	10,083
Goodwill	8,803	8,803
Other assets	200	216
Total assets	$55,087	$46,593

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,970	$2,822
Accrued expenses and other current liabilities	6,539	6,377
Deferred revenues	3,121	3,285
Current portion of operating lease liabilities	289	318
Current portion of contingent consideration	500	-
Total current liabilities	14,419	12,802

Long-term debt	7,356	7,319
Deferred revenues and other liabilities	320	400
Deferred tax liability	266	266
Operating lease liability, net of current portion	324	392
Contingent consideration, net of current portion	8,622	-
Total liabilities	31,307	21,179

Stockholders' equity:
Series C convertible preferred stock, $0.10 par value; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 34,723,046, and 34,364,679, shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	35	34
Additional paid-in capital	247,926	247,059
Accumulated deficit	(224,181)	(221,679)
Total stockholders' equity	23,780	25,414
Total liabilities and stockholders’ equity	$55,087	$46,593

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands except share and per share data)
(unaudited)

	For the Three Months Ended March 31,
	2022	2021

Revenues, net	$7,041	$5,827
Cost of revenues	2,913	2,114
Gross Profit	4,128	3,713

Operating expenses:
Engineering and product development	163	384
Selling and marketing	3,616	2,932
General and administrative	2,652	2,789
	6,431	6,105

Loss from operations	(2,303)	(2,392)
Other income (expense):
Interest expense	(199)	(30)
Interest income	-	8
	(199)	(22)
Loss before income taxes	(2,502)	(2,414)
Income tax expense	-	(4)
Net loss	$(2,502)	$(2,418)

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.07)
Weighted average shares of common stock outstanding, basic and diluted	34,679,246	33,802,129

STRATA Skin Sciences, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	For the Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,502)	$(2,418)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of intangible assets	696	352
Amortization of right-of-use assets	89	86
Depreciation	625	481
Amortization of deferred financing costs and debt discount	37	-
Provision for (recoveries of) doubtful accounts	13	(54)
Stock-based compensation	368	662
Loss on disposal of property and equipment	17	-
Deferred taxes	-	4
Changes in operating assets and liabilities:
Accounts receivable	448	145
Inventories	(1,198)	132
Prepaid expenses and other assets	85	(65)
Accounts payable	1,148	387
Accrued expenses and other liabilities	175	586
Deferred revenues	(257)	(54)
Operating lease liabilities	(97)	(91)
Net cash (used in) provided by operating activities	(353)	153

Cash flows from investing activities:
Purchase of property and equipment	(679)	(740)
Cash paid in connection with TheraClear asset acquisition	(631)	-
Net cash used in investing activities	(1,310)	(740)

Net decrease in cash, cash equivalents and restricted cash	(1,663)	(587)
Cash, cash equivalents and restricted cash, beginning of period	12,586	18,112

Cash, cash equivalents and restricted cash, end of period	$10,923	$17,525

Cash and cash equivalents	$10,923	$10,043
Restricted cash	-	7,482
	$10,923	$17,525
Supplemental disclosure of cash flow information:
Cash paid for interest	$160	$30
Supplemental disclosure of non-cash operating, investing and financing activities:
Inventories acquired in connection with TheraClear asset acquisition	$71	$-
Intangible assets acquired in connection with TheraClear asset acquisition	$10,182	$-
Contingent consideration issued in connection with TheraClear asset acquisition	$9,122	$-
Common stock issued in connection with TheraClear asset acquisition	$500	$-